UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Powers, Richard W.
   ITT Industries, Inc.
   4 West Red Oak Lane
   White Plains, NY  10604
2. Issuer Name and Ticker or Trading Symbol
   ITT Industries, Inc.
   ITT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   04/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Director of Taxes
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock (RS)  (1)     |      |    | |                  |   |           |2,000              |D     |                           |
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Common Stock (DRIP) (2)    |      |    | |                  |   |           |3,944              |D     |                           |
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Common Stock (ISP)  (3)    |      |    | |                  |   |           |10,844             |I     |In Trust                   |
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Common Stock  (4)          |4/27/0|M   | |13,204            |A  |$15.69     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock  (4)          |4/27/0|M   | |7,220             |A  |$15.72     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock  (4)          |4/27/0|M   | |19,803            |A  |$20.32     |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common  Stock (4)          |4/27/0|S   | |40,227            |D  |$44.10     |- 0 -              |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$15.69  |4/27/|M   | |13,204     |D  |10/11|10/13|Common Stock|13,204 |       |- 0 -       |   |            |
(Right to Buy) 4)     |        |01   |    | |           |   |/96  |/04  |            |       |       |            |   |            |
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Employee Stock Option |$15.72  |4/27/|M   | |7,220      |D  |10/14|10/16|Common Stock|7,220  |       |- 0 -       |   |            |
(Right to Buy) (4)    |        |01   |    | |           |   |/96  |/03  |            |       |       |            |   |            |
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Employee Stock Option |$20.32  |4/27/|M   | |19,803     |D  |5/9/9|5/11/|Common Stock|19,803 |       |- 0 -       |   |            |
(Right to Buy (4)     |        |01   |    | |           |   |6    |05   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Restricted Stock held under the 1994 ITT Industries Incentive Stock
Plan.
(2) Shares held under the Direct Purchase, Sale & Dividend Reinvestment Plan reflecting accumulations through April 30, 2001.
(3) Shares held under the ITT Industries Investmernt and Savings Plan reflecting accumulations through April 30, 2001.
(4) Shares acquired through exercises of employee stock options under Rule 16b-3 plan.
SIGNATURE OF REPORTING PERSON
RICHARD W. POWERS
DATE
5/4/01